Exhibit 10.1

August 31, 2011

Margaret E. Valeur-Jensen, Ph.D., J.D.

Dear Meg:

This letter sets forth the terms of the Separation and Transition Agreement (“Agreement”) that Neurocrine Biosciences, Inc. (the “Company”) is offering you in connection with your employment transition. This Agreement will become effective upon the “Effective Date” as specified in Section 17 below. As of the Effective Date, this Agreement shall supersede and replace in its entirety your Amended and Restated Employment Agreement with the Company as most recently amended on December 15, 2010 (the “Prior Employment Agreement”).

1. Continued Employment; Separation Date; Resignation as Officer. The Company will continue to employ you as a part-time employee beginning on the Effective Date and continuing through at least March 31, 2012, although your actual employment may continue on an at-will basis beyond March 31, 2012, in each case subject to Section 2 below. The actual date of termination of your employment is referred to herein as the “Separation Date”, and the period from the Effective Date through the Separation Date is referred to herein as the “Transition Period.” During the Transition Period, you will serve as General Counsel and Corporate Secretary of the Company. On the Separation Date, you will be deemed to have resigned as an officer of the Company. As an officer of the Company, your actions in that capacity during the Transition Period will continue to be subject to the Company’s directors’ and officers’ liability insurance coverage, as well as the provisions of the Company’s bylaws, as amended, which provide for indemnification of Company officers to the fullest extent permitted by law.

2. Transition Period Employment.

(a) Scope and Duties. During the Transition Period you will be a part-time employee of the Company, and will perform such duties as the Company’s President and Chief Executive Officer (“CEO”) may direct, including but not limited to continuing to serve as in-house Company counsel providing ongoing legal services to the Company, which services you will provide on-site at the Company’s offices unless otherwise mutually agreed upon by you and the Company. Your employment schedule during the Transition Period will be reduced to twenty-percent (20%) or less of the level of services that you provided to the Company prior to the Effective Date, and therefore, for purposes of Section 409A of the Internal Revenue Code you are deemed to have “separated from service” on the Effective Date notwithstanding your continued part-time employment during the Transition Period.

(b) Status. During the portion of the Transition Period on or prior to March 31, 2012, the Company may not terminate your employment without your prior written consent, other than in the event of your gross negligence in the performance of your employment duties during such period. During the portion of the Transition Period following March 31, 2012, your employment with the Company shall be at-will, meaning that both you and the Company retain the right to terminate your employment, for any reason or for no reason, with or without cause or advance notice.

(c) Non-Competition. In order to protect the trade secrets and confidential and proprietary information of the Company, you agree that during the Transition Period you will not, directly or indirectly, without the prior written consent of the CEO, own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, employee, partner, principal, agent, representative or consultant, in any location(s) worldwide, of any entity that directly competes with any product or service of the Company then currently available or in design or development and known to you.

(d) Entitlement to Severance Benefits. Notwithstanding any termination of your employment during the Transition Period, provided that this Agreement becomes effective as specified in Section 17 below, you (or your beneficiaries or estate, in the event of a termination of your employment due to death) will still be entitled to receive the severance benefits specified in Sections 4, 5, 6 and 7 herein.

3. Transition Period Benefits.

(a) Base Salary. During the Transition Period you will receive a base salary at an annualized rate equal to $108,625.00, less standard deductions and withholdings, paid on the Company’s regular payroll cycle and in accordance with its regular payroll practices.

(b) Bonus. During the Transition Period you will not be eligible to earn any cash bonus or other incentive cash compensation from the Company unless otherwise approved by the CEO or the Company’s Board of Directors in their discretion.

(c) Group Health/Welfare Benefits. Except as provided in Section 5 below, during the Transition Period you will not be eligible to participate in any Company-sponsored employee group health or welfare benefit programs, including the Company’s life, accident and disability benefits programs, or accrue additional vacation or sick time.

(d) 401(k) Savings Plan. During the Transition Period you may be eligible to continue to participate in the Company’s 401(k) Savings Plan in accordance with its terms.

(e) Expense Reimbursement. During the Transition Period the Company will reimburse you for all reasonable out-of-pocket expenses incurred by you in performing services for the Company (including California and New York State Bar dues and expenses related to continuing legal education requirements), in accordance with the applicable reimbursement policies and procedures established by the Company.

2.

(f) Company Holidays. During the Transition Period you will be eligible for paid days off on all scheduled Company holidays generally applicable to Company employees.

4. Cash Severance Payments. Provided that you sign this Agreement, return it to the Company within 21 days, and allow it to become effective as specified in Section 17 below, the Company will pay you an aggregate amount of $740,625.00 less standard deductions and withholdings (the “Severance Payments”) payable in equal installments in accordance with the Company’s regular payroll practices and schedule over the 15 month period that commences on the first regularly-scheduled payroll date following the Effective Date.

5. Health Insurance and Long-Term Disability Benefits.

(a) Continued Coverage Following the Effective Date. To the extent provided by the federal Consolidated Omnibus Budget Reconciliation Act and any applicable state COBRA-like statute that provides mandated eligibility for group health continuation coverage (collectively “COBRA”) and permitted by the Company’s current group health insurance policies, you will be eligible to continue your benefits coverage under the Company’s group health insurance plans during the applicable COBRA coverage period following the Effective Date. After expiration of the applicable COBRA coverage eligibility period, you may be able to convert to an individual policy directly with the provider of the Company’s group health insurance.

(b) Initial Health Benefit Payment Period. Provided that you sign this Agreement, return it to the Company within 21 days, and allow it to become effective as specified in Section 17 below, and if you are eligible for and timely (i) elect continued coverage under COBRA for yourself, or for yourself and your covered dependents, under the Company’s group health insurance plans following the Effective Date, and (ii) elect conversion to an individual medical, dental and/or vision insurance policy upon expiration of your eligibility for continuation coverage under COBRA, then the Company shall pay the applicable insurance premiums necessary to continue the health insurance coverage in effect for you, or for you and your eligible dependents, as applicable, following the Effective Date until the earliest of: (i) the Separation Date; and (ii) the date you voluntarily enroll in a health insurance plan offered by another employer or entity (such period from the Effective Date through the earliest of (i) or (ii), is the “Initial Health Benefit Payment Period”). If you voluntarily enroll in a health insurance plan offered by another employer or entity during the Initial Health Benefit Payment Period, you must immediately notify the Company of such event, and the Company’s obligation to pay insurance premiums on your behalf shall immediately cease.

Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that the Company cannot provide the insurance premium benefits in this subsection to you without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then in lieu of paying such premiums on your behalf, the Company will pay you on the last day of each remaining month of the Initial Health Benefit Payment Period a cash payment equal to the applicable premium amount otherwise payable to the insurer for that month (the “Special Severance Payment”), such Special Severance Payment to be made without regard to your payment of insurance premiums and without regard to the expiration of the Initial Health Benefit Payment Period prior to the

3.

Separation Date. Such Special Severance Payment is subject to applicable tax withholding. Such Special Severance Payment shall end on the earlier of (x) the date on which you voluntarily enroll in a health insurance plan offered by another employer or entity and (y) the Separation Date.

(c) Post-Separation Health Benefit Payment Period. Provided that within 21 days following the Separation Date, you deliver to the Company a fully executed release and waiver in the form attached hereto as Exhibit A (the “Closing Release”), and permit it to become effective in accordance with its terms, and provided that you comply with and perform all material terms of this Agreement, then the Company shall pay the applicable insurance premiums necessary to extend your medical, dental and vision insurance coverage for the 15 month period following the Separation Date (the “Post-Separation Health Benefit Payment Period”), provided, however, that the Company’s obligations to pay such premiums shall cease on the earliest of: (i) the expiration of the Post-Separation Health Benefit Payment Period; and (ii) the date you voluntarily enroll in a health insurance plan offered by another employer or entity (the earliest of (i) or (ii), the “Additional Health Benefit Payment Period”). If you voluntarily enroll in a health insurance plan offered by another employer or entity during the Post-Separation Health Benefit Payment Period, you must immediately notify the Company of such event, and the Company’s obligation to pay the insurance premiums on your behalf shall immediately cease.

Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that the Company cannot provide the insurance premium benefits in this subsection to you without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then in lieu of paying such premiums on your behalf, the Company will pay you on the last day of each remaining month of the Additional Health Benefit Payment Period a cash payment equal to the applicable premium amount otherwise payable to the insurer for that month (the “Additional Special Severance Payment”), such Additional Special Severance Payment to be made without regard to your payment of insurance premiums and without regard to the expiration of the Additional Health Benefit Payment Period. Such Additional Special Severance Payment is subject to applicable tax withholding. Such Additional Special Severance Payment shall end on the earlier of (x) the date on which you voluntarily enroll in a health insurance plan offered by another employer or entity and (y) the expiration of the Post-Separation Health Benefit Payment Period.

(d) Health Benefits Gross Up Payments. To the extent the Company’s payment of any insurance premiums or cash payments under Sections 5(b) or 5(c) of this Agreement results in taxable income to you (such applicable amount of tax is the “Health Benefit Tax Amount”), then the Company shall pay you an additional payment (a “Gross-Up Payment”) in an amount such that (x) the Gross-Up Payment minus (y) all federal and state taxes (including, without limitation, any income, employment taxes on the Gross-Up Payment, equals an amount equal to the Health Benefit Tax Amount. The Gross-Up Payment shall be made to you on the same schedule as that for the payment of the applicable premiums or other benefits to which the Gross-Up Payment relates, subject to applicable tax withholding.

4.

(e) Long-Term Disability Benefit. Provided that you sign this Agreement, return it to the Company within 21 days, and allow it to become effective as specified in Section 17 below, the Company will pay you a taxable cash benefit of $100.00 each month, subject to applicable withholding (the “Long-Term Disability Benefit”). The Company’s payment of the Long-Term Disability Benefit will cease upon the earlier of (i) the expiration of the 15 month period following the Separation Date, and (ii) the date you voluntarily enroll in a long-term disability benefit plan offered by another employer or entity. Notwithstanding the foregoing, continued payment of the Long-Term Disability Benefit following your Separation Date is contingent upon your delivery within 21 days following the Separation Date of the Closing Release and permitting it to become effective in accordance with its terms, and your continued compliance with and performance of all material terms of this Agreement following the Separation Date.

6. Equity Benefits.

(a) Vesting Acceleration of Existing Equity Awards. Provided that you sign this Agreement, return it to the Company within 21 days, and allow it to become effective as specified in Section 17 below, all your equity awards granted to you prior to the Effective Date (“Existing Equity Awards”) will immediately accelerate vesting with respect to that number of shares that would have vested in accordance with their applicable vesting schedules as if you had remained in continued service with the Company for a period of 15 continuous months following the Effective Date.

(b) Continued Vesting of Existing Equity Awards. During the Transition Period the remaining unvested shares subject to your Existing Equity Awards will vest on the same schedule and with respect to the same number of shares as they would have vested without reference to the vesting acceleration provisions of Section 6(a) until your Existing Equity Awards are fully vested. Additionally, as provided under the terms and conditions set forth in the Company’s 2003 Incentive Stock Plan (the “2003 Plan”), if you remain employed with the Company through your 55th birthday, then any concurrent or subsequent termination of your employment shall qualify as a termination due to “Retirement” (as such term is defined in the 2003 Plan) so that your Existing Equity Awards will fully accelerate vesting, and any stock options included in your Existing Equity Awards will remain exercisable until the earlier of (i) three years following your Separation Date, or (ii) the maximum permitted term of such options. Further, in the event of a termination of your employment due to death prior to your 55th birthday, your Existing Equity Awards will fully accelerate vesting, and any stock options included in your Existing Equity Awards will remain exercisable by your beneficiaries or estate until the earlier of (i) three years following such termination date, or (ii) the maximum permitted term of such options.

(c) Restricted Stock Units. On the Effective Date, the Company shall grant you a restricted stock unit award covering 50,000 shares of the Company’s common stock (the “RSU Award”). 25,000 shares subject to the RSU Award will vest on February 25, 2012 and 25,000 shares subject to the RSU Award will vest on August 25, 2012, and such vesting will not be contingent upon your continued services with the Company. For the avoidance of doubt, the RSU Award will continue to vest in accordance with its terms even if your continued services are terminated prior to the applicable scheduled vesting dates. The RSU Award will be granted

5.

under and subject to the terms of the Company’s 2011 Equity Incentive Plan and standard form of RSU Award grant notice and RSU Award agreement in effect for Company employees as previously approved by the Company, as modified to reflect the provisions of this Section 6(c).

7. Outplacement Benefits. The Company will provide to you, free of charge, outplacement services at the executive level through Lee Hecht Harrison, for a consecutive six month period of your choice following the Effective Date.

8. Accrued Salary And Vacation. On the Effective Date, the Company will pay you all accrued salary and all accrued and unused vacation (including any accrued sabbatical pay) earned through the Effective Date, at the rates then in effect, subject to standard payroll deductions and withholdings. You are entitled to these payments by law.

9. Expense Reimbursements. You agree that, within 10 days of the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.

10. Return Of Property. By the Separation Date, you agree to return to the Company all documents (and all copies thereof) belonging to the Company and all other property belonging to the Company that you have in your possession, including, but not limited to, all files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, computers), credit cards, entry cards, identification badges, and keys; and, any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof). Your timely return of all such documents and other property is a condition precedent to your receipt of the benefits provided under this Agreement. Notwithstanding the foregoing, you may retain copies of agreements worked on during your employment with the Company solely for precedent and reference purposes, provided that you may not disclose any confidential financial or commercial terms or other sensitive proprietary information of the Company contained in such agreements.

11. Other Compensation Or Benefits. You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, severance, or benefits from the Company after the Effective Date.

12. Proprietary Information Obligations. You acknowledge your continuing obligations under your Employee’s Proprietary Information and Inventions Assignment Agreement (the “EPIIA”), and upon the Separation Date, you will sign the Company’s standard Termination Certification under the EPIIA. These obligations are in addition to your obligation to hold in confidence all information subject to the attorney-client privilege.

13. Nondisparagement. You agree not to disparage the Company, or its officers, directors, employees, shareholders, or agents, in any manner likely to be harmful to its or their businesses, business reputations, or personal reputations, provided that you will respond accurately and fully to any question, inquiry or request for information when required by legal process.

6.

14. Cooperation and Assistance. You agree that you will not voluntarily provide assistance, information or advice, directly or indirectly (including through agents or attorneys), to any person or entity in connection with any claim by or against the Company, nor shall you induce or encourage any person or entity to do so. You agree that the foregoing sentence shall not prohibit you from testifying truthfully under subpoena or providing other assistance under compulsion of law. You agree to provide (voluntarily and without legal compulsion) reasonable cooperation and accurate and complete information to the Company in the event of litigation involving the Company or its officers or directors.

15. No Admissions. You understand and agree that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by the Company to you or to any other person, and that the Company makes no such admission.

16. Release of Claims. In exchange for your continued employment with the Company and other payments and benefits provided to you by this Agreement that you are not otherwise entitled to receive, you hereby generally and completely release the Company and its current and former directors, officers, employees, stockholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date that you sign this Agreement (collectively, the “Released Claims”). The Released Claims include, but are not limited to: (a) all claims arising out of or in any way related to your employment with the Company, or the termination of that employment; (b) all claims related to your compensation or benefits from the Company including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), the California Labor Code, and the California Fair Employment and Housing Act (as amended). Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (i) any rights or claims for indemnification you may have pursuant to any written indemnification agreement with the Company to which you are a party, the charter, bylaws, or operating agreements of the Company, or under applicable law; (ii) any rights that are not waivable as a matter of law; or (iii) any claims arising from the breach of this Agreement. In addition, nothing in this Release prevents you from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, or the California Department of Fair Employment and Housing, except that you hereby waive your right to any monetary benefits in connection with any such claim, charge or proceeding. You hereby represent and warrant that, other than the Excluded Claims, you are not aware of any claims you have or might have against any of the Released Parties that are not included in the Released Claims.

7.

17. ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA (“ADEA Waiver”). You also acknowledge that the consideration given for the ADEA Waiver is in addition to anything of value to which you were already entitled. You are advised by this writing, as required by the ADEA, that: (a) your waiver and release do not apply to any claims that may arise after you sign this Agreement; (b) you should consult with an attorney prior to executing this release; (c) you have 21 days within which to consider this release (although you may choose to voluntarily execute this release earlier); (d) you have 7 days following the execution of this release to revoke this Agreement (in a written revocation directed to me); and (e) this Agreement will not be effective until the eighth day after you sign this Agreement, provided that you have not earlier revoked this Agreement (the “Effective Date”). You will not be entitled to receive any of the benefits specified by this Agreement unless and until it becomes effective.

18. Section 1542 Waiver. In granting the release herein, which includes claims that may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code: “A general release does not extend to claims that the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” You hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to the releases granted herein, including but not limited to the release of unknown and unsuspected claims granted in this Agreement.

19. Miscellaneous. This Agreement, along with your EPIIA, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to its subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and supersedes any other such promises, warranties, representations, or agreements entered into between the parties, including but not limited to the Prior Employment Agreement. This Agreement may not be modified or amended except in a writing signed by both you and the Chief Executive Officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, and your and its heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified so as to be rendered enforceable. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach. This Agreement may be executed in counterparts and facsimile signatures will suffice as original signatures.

8.

If this Agreement is acceptable to you, please sign below and return the original to me within 21 days. We look forward to continuing to work with you during the Transition Period and wish you the best in your future endeavors.

Sincerely,

Neurocrine Biosciences, Inc.

By:	/s/ Kevin C. Gorman
Kevin C. Gorman, Ph.D.
President and Chief Executive Officer

I HAVE READ, UNDERSTAND AND AGREE FULLY TO THE FOREGOING AGREEMENT:

/s/ Margaret E. Valeur-Jensen
Margaret E. Valeur-Jensen, Ph.D., J.D.

Date:	August 31, 2011

9.

EXHIBIT A

RELEASE AND WAIVER OF CLAIMS

DO NOT SIGN UNTIL ON OR AFTER THE SEPARATION DATE

In consideration for the benefits set forth in my Separation and Transition Agreement dated August 31, 2011, to which this form is attached, I, Margaret E. Valeur-Jensen, Ph.D., J.D., hereby furnish Neurocrine Biosciences, Inc. (the “Company”), with the following release and waiver of claims (the “Closing Release”).

I hereby generally and completely release the Company and its current and former directors, officers, employees, stockholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date that I sign this Agreement (collectively, the “Released Claims”). The Released Claims include, but are not limited to: (a) all claims arising out of or in any way related to my employment with the Company, or the termination of that employment; (b) all claims related to my compensation or benefits from the Company including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, misclassification, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), the California Labor Code, and the California Fair Employment and Housing Act. Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (a) any rights or claims for indemnification I may have pursuant to any written indemnification agreement with the Company to which I am a party, the charter, bylaws, or operating agreements of the Company, or under applicable law; (b) any rights that are not waivable as a matter of law; or (c) any claims arising from the breach of this Agreement. I hereby acknowledge that nothing in this Release prevents me from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, or the California Department of Fair Employment and Housing, except that I hereby waive my right to any monetary benefits in connection with any such claim, charge or proceeding. I hereby represent and warrant that, other than the Excluded Claims, I am not aware of any claims I have or might have against any of the Released Parties that are not included in the Released Claims.

I also acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that

10.

section and any law of any jurisdiction of similar effect with respect to any claims I may have against the Company.

I acknowledge that, among other rights, I am waiving and releasing any rights I may have under ADEA, that this Closing Release is knowing and voluntary, and that the consideration given for this Release is in addition to anything of value to which I was already entitled as an executive of the Company. I further acknowledge that I have been advised that: (a) the release and waiver granted herein does not relate to claims under the ADEA which may arise after this Closing Release is executed; (b) I should consult with an attorney prior to executing this Release; and (c) I have 21 days from the date of termination of my employment with the Company in which to consider this Closing Release (although I may choose voluntarily to execute this Closing Release earlier); (d) I have 7 days following the execution of this Release to revoke my consent to this Closing Release; and (e) this Closing Release shall not be effective until the 7 day revocation period has expired unexercised (the “Closing Release Effective Date”).

I acknowledge my continuing obligations under my Employee’s Proprietary Information and Inventions Agreement (the “EPIIA”). Pursuant to the EPIIA, I understand that among other things, I must not use or disclose any confidential or proprietary information of the Company and I must immediately return all Company property and documents (including all embodiments of proprietary information) and all copies thereof in my possession or control. I understand and agree that my right to the retention benefits I am receiving in exchange for my agreement to the terms of this Closing Release is contingent upon my continued compliance with my EPIIA.

This Release constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Company that is not expressly stated herein. This Closing Release may only be modified by a writing signed by both me and a duly authorized officer of the Company.

Date:	By:

Margaret E. Valeur-Jensen, Ph.D., J.D.

11.